CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Gladstone Alternative Income Fund of our report dated May 27, 2026, relating to the financial statements and financial highlights which appears in Gladstone Alternative Income Fund’s Certified Shareholder Report on Form N-CSR for the year ended March 31, 2026. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Highlights”, “Financial Statements” and “Senior Securities” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Washington, District of Columbia

July 24, 2026